Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Declares
$0.10 per Common Unit Increase in Annualized
Distribution Rate to $3.20 per Common Unit
Whippany, New Jersey, July 24, 2008 — Suburban Propane Partners, L.P. (NYSE:SPH), a distributor of propane gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared the eighteenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.775 to $0.80 per Common Unit for the three months ended June 28, 2008. The distribution equates to $3.20 per Common Unit annualized, an increase of $0.10 per Common Unit from the previous distribution rate, and a growth rate of 12.3% since the third quarter of fiscal 2007. The distribution at this increased rate is payable on August 12, 2008 to Common Unitholders of record as of August 5, 2008.
In announcing the increase in the distribution rate, Chief Executive Officer Mark A. Alexander said, “We are extremely pleased to declare our ninth consecutive increase in our quarterly distribution, which equates to an annualized rate of $3.20 per Common Unit and which represents more than 12% growth year-over-year. With our financial stability and strong operating platform, we are well positioned to withstand the challenging operating environment impacting our industry as a result of unprecedented high commodity prices, and we remain firmly committed to delivering sustainable, profitable growth.”
Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through approximately 300 locations in 30 states.
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